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September 27, 1999

Sam Humphries
7913 Wyoming Court
Bloomington, MN  55438

Dear Sam:

RE:  Revised Letter

This letter, with slight revisions from my letter of September 15, is to confirm our recent discussions regarding the consulting business which you are commencing and the relationship of this decision to your Separation Benefits with AMS.

As you know, you have a signed and executed Separation Agreement and Release on file with AMS which calls for the payment of Severance Pay and continuance of Health Care and Welfare Benefits for a period of six months from your Termination Date, April 23, 1999 to October 23, 1999. Additional base salary pay would only apply if employment, including consultant/independent contractor work, had not been obtained. You have informed me that you will soon be establishing a consulting business which, per the Agreement, would cause the curtailment of pay and benefits on October 23. However, you have requested an extension of pay and benefits to provide assistance in the early stages of your business.

In line with this, we agree to continue your regular base salary in effect as of your Termination Date ($225,000 per annum) for a total period of 10 months from April 23, 1999, which would be up to February 28, 2000. Additionally, we agree to provide 12 months of Health Care and Welfare Benefits from April 23, 1999 up to April 22, 2000. At the end of that period, you will be entitled to elect continuance coverage for health care, dental (through COBRA) and life insurance for 18 months, as if your employment with AMS had then terminated. Please be aware that your contributions for these benefits in 2000 will be per the amount charged to active employees (through April 22) and normal COBRA rates, both of which will probably increase next year.

The above offering in no way alters the Separation Agreement and Release which you have signed with the company; it merely provides an extension to your Separation Benefits Summary as a means of goodwill. Also, your original Employment Agreement with the Company still is in force. I call your attention to Section 8. Secrecy and Non-





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Competition, items a., b., and c. As you discussed several weeks ago, we would interpret the Agreement and have the expectation that you would not be providing consulting work to companies which are in a competing business with AMS. Also, if your consulting business entails recruitment and search work, that you would not present any opportunities or entice any AMS employees to leave the Company for any other position.

Please acknowledge your understanding and agreement with the above below and return this to me as soon as possible. Certainly contact me if you have any questions.

Sincerely,

/s/ Jan Dick

Jan Dick
Vice President, Human Resources

Cc:  Bess Weatherman, Warburg, Pincus






I HAVE READ, UNDERSTAND AND AGREE TO THE ABOVE





/s/ Sam B. Humphries                        9/29/99
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Sam B. Humphries                            Date